Exhibit 11

GIBSON GREETINGS, INC.
COMPUTATION OF INCOME PER SHARE
(In thousands except per share amounts)
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                               Twelve Months Ended December 31,
                           ----------------------------------------
                              1993           1992           1991
                           ----------     ----------     ----------
Income before cumulative
 effect of accounting
 changes                   $   19,839     $    7,985     $   41,884

Cumulative effect of
 accounting changes,
 net of income taxes               -          (1,449)            -
                           ----------     ----------     ----------
Net income                 $   19,839     $    6,536     $   41,884
                           ==========     ==========     ==========

Weighted average number
 of shares of common
 stock and equivalents
 outstanding:

   Common stock                16,042         16,022         15,876
   Options                         61             82            163
                           ----------     ----------     ----------
                               16,103         16,104         16,039
                           ==========     ==========     ==========

Income per share before
  cumulative effect of
  accounting changes       $     1.23     $     0.50     $     2.61

Cumulative effect per share
  of accounting changes            -           (0.09)            -
                           ----------     ----------     ----------
Net income per share       $     1.23     $     0.41     $     2.61
                           ==========     ==========     ==========


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